Exhibit 99.1

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

SYBRON DENTAL SPECIALTIES

April 26, 2005

10:00 a.m. PDT

Moderator	Ladies and gentlemen, good day. We thank you for standing by. Welcome to the Sybron Dental Specialties Second Quarter Earnings conference call. At this time all participants are in a listen-only mode. Later there will be a question and answer session. As a reminder, this conference call is being recorded

I will now turn the conference call over to your host, Chief Executive Officer, Mr. Floyd Pickrell. Please go ahead, sir.

F. Pickrell	Thank you, Barbara, and good morning, ladies and gentlemen. Welcome to Sybron Dental Specialties Second Quarter conference call. I am Floyd Pickrell, Chief Executive Officer of Sybron Dental Specialties, and joining me today on the call are Greg Waller, our Chief Financial Officer; Bernie Pitz, who will be replacing Greg as our Chief Financial Officer upon Greg’s retirement on May 10th; and Chris Felfe, our Corporate Controller.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

I will begin this call by presenting a summary of the financial results for the second quarter of our 2005 fiscal year and some of the operational highlights. I will then ask Bernie to comment in more detail on our financial results. I will talk about our outlook for the remainder of 2005 and then we would be happy to answer any questions concerning the company’s performance and the outlook going forward.

Before proceeding though, I would like Bernie to read our cautionary statement regarding forward-looking remarks. Bernie.

B. Pitz	Thank you, Floyd. During this conference call, we may make statements regarding our current views about future matters, such as the future financial performance of the company. These statements are forward-looking statements; they are based upon our current assumptions and expectations of future events that are subject to risks and uncertainty. Our actual results may differ materially from those presently anticipated.

In addition, any factor referred to specifically in connection with any forward-looking statement, a further list and description of the risks, uncertainties, and other matters that could cause our actual results to differ materially from our current expectations can be found in the filings made

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

by the company from time to time with the SEC, including the “Cautionary Factors” section of Item 7 of the company’s most recent annual report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

F. Pickrell	Thank you, Bernie. I’m pleased to report that we continued our strong momentum into the second quarter, once again producing internal net sales growth at the high end of our historical 4% to 6% range. Overall revenues for the quarter were $165.1 million; that’s an increase of 9.4% over the $150.9 million in revenues that we had in the prior year second quarter. Our internal growth rate was 5.6%. More importantly, our internal growth rate for consumables was even higher, at 6.2%. Our consumable sales accounted for 97% of our revenues in the quarter.

Our net income was $19.4 million or $0.47 per diluted share, which compares with $17.5 million or $0.44 per diluted share in the same period last year. That represents an increase over the second quarter of the prior year of 11% in net income and 6.8% in earnings per share. We had a few charges that impacted our EPS growth this quarter, which Bernie will discuss in this section.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

From the sales perspective, once again our specialty products segment had a very strong quarter as it experienced internal growth of 8.9%. This comes on top of a very tough prior year comparison, as the specialty products segment had internal growth of 8.4% in the second quarter of last year. As we expected, the introduction of the more aesthetic, easier to use, Damon 3 bracket has continued to have a positive impact on the adoption rate for the Damon system. We have continued to have a significant number of account conversions and our sales of Damon brackets grew substantially over the second quarter of fiscal 2004. Having said this, as with any new product launch, we’re discovering opportunities for improvement in the Damon 3, which we are addressing on a go-forward basis.

As evidence of the growing user base we’ve built, we held our Fourth Annual Damon User’s conference during the second quarter and we had almost three times as many attendees as we did in the previous year. We are also starting to see the Damon system positively impacting our sales in international markets that previously had been somewhat weak, such as Japan and Latin America. Both of those markets posted double-digit growth during the second quarter and we’re very optimistic about the growth opportunities as we continue generating awareness for the Damon system in these areas.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

Turning to the endodontic products sold by our specialty products segment, the Elements Obturation device continues to be a terrific product for us. Sales of the Obturation device have increased each quarter since it has been on the market and the momentum appears to be continuing to build. We are also seeing an increase in the sales of the consumable components of the Obturation device, which we expect will create a recurring revenue stream for the company as the number of users increases in the future. Collectively, both the device and the follow-on sales of the consumable components helped drive a double-digit sales increase over the second quarter of the prior year of the endodontic products sold by our specialty segment.

Our total sales of the specialty product segment were also positively impacted by the addition of Innova LifeSciences and its line of dental implants. We are seeing double-digit sales growth of the Innova product line even though we have not yet completed our sales force expansion. We have added seven sales reps to Innova since we acquired it, with four starting in just the past couple of months. We plan to add more sales reps

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

to this business to give us better geographic coverage, which should continue the positive momentum in Innova sales, as they get up to speed. However, as we have mentioned before, the investment in the sales force will result in Innova’s profit contribution being approximately breakeven this year.

Moving to the professional dental segment, its internal growth rate was only 2.8% this quarter; however, it faced its toughest year-over-year comparison this quarter and the rest of the year will provide easier comparisons. The growth rate for professional dental consumable products was encouraging at 4.7%. We are still seeing a decline in the sales of curing lights, as many doctors have already converted to LED curing light technology, such as the one we introduced in 2003, although it is not as pronounced as it was last year. But our sales in this category decreased 38% in the second quarter, which accounts for the disparity between the total internal growth rate and the growth rate for consumables at Dental.

At the beginning of fiscal 2005, we indicated that we felt we had a strong pipeline of new products and so far these products have absolutely lived up to our expectations. Once again, the Premise nanocomposite and

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

MaxCem self-adhesive cement had very solid sales growth in the quarter. We also received good responses to our two new products launched during Q2: OptiDam, which is a rubber dam used during restorative procedures to ensure a dry, contaminant-free area in the part of the mouth being worked on; and CompoRoller, which is an instrument used for layering and contouring a direct composite restoration to its final form. As with almost all of our new products, OptiDam and CompoRoller help improve the speed and efficiency with which dentists perform their procedures, which is always a key selling point. We have been marketing the CompoRoller as an ideal instrument for use with our Premise nanocomposite and we are seeing doctors purchasing both of them in tandem.

I would also like to give you an update on the union negotiations at our facility in Romulus, Michigan. We have reached an agreement on a new contract with union members at the beginning of February and we did not have any interruption in the production or shipping of any of our products.

Now that concludes the overview of the second quarter. Before I turn things over to Bernie, I would like to tell you a little bit about his background.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

He has more than 20 years experience as a senior financial and operational manager for companies such as Motorola, Corning, and Universal Electronics. He has a wealth of experience managing the financial activities of manufacturing companies with global operations and an exceptional track record of helping generate profitable growth. He also has extensive M&A experience that will be valuable to a company such as ours as we continue to utilize strategic acquisitions as a core element of our growth strategy. He has the right combination of skills and experience that we want in a CFO and we’re very pleased to have him onboard.

Now I’m going to turn things over to Bernie to provide further financial commentary and then I’ll talk about the outlook for the remainder of the year. Bernie.

B. Pitz	Thank you, Floyd. I’d like to say that I’m very excited to join Sybron at this time, when the Company has so much momentum. I’ve been working closely with Greg over the past two months to get up to speed on the business and the transition is proceeding smoothly.

Sybron has well-established long-term priorities for promoting innovation in all areas of the company, optimizing asset utilization by continuously

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

evaluating opportunities to rationalize facilities, improving working capital management, and acquiring complementary business at reasonable prices that can create additional value for our shareholders. I’m firmly committed to maintaining the company’s focus on these priorities and continuing the progress that Floyd, Greg, and the rest of the team have made over the past several years to enhance the value of the corporation. I’m very excited at the prospect of helping grow Sybron to significantly higher levels in the future and creating additional value for our shareholders in the process.

Now turning to the financial results for the second quarter. As Floyd mentioned earlier, our net sales this quarter were $165.1 million, which is an increase of 9.4% over the previous year. The breakdown of these sales growth is as follows: favorable currency translation was 1.6%; internal growth was 5.6%; and acquisitions accounted for the remaining sales increase.

Operating income in the second quarter was $32.9 million, compared with $31.5 million last year. Our operating income was 20% of net sales in the second quarter, compared with 20.8% of net sales last year. Our operating margin in the second quarter of fiscal 2005 was negatively impacted by

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

the following charges: impairment of our fractional ownership of an aircraft; the consolidation of our Demetron and Orascoptic facilities; and costs related to the transition of the CFO position.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, were $37.1 million or 22.5% of sales. Our second quarter EBITDA was calculated by adding net income of $19.4 million, income taxes of $9.1 million, net interest expense of $5.1 million, and depreciation and amortization of approximately $4.2 million, less other income of $0.7 million.

Cash flow from operations was $16.6 million in the quarter, which compares with $7.6 million in the previous year. In the previous year, we had significant increase in accounts receivable that lowered our cash flow from operations. That increase, combined with a higher level of net income this year accounts for the significant increase in cash flow from operations. Our free cash flow was $13.7 million this quarter, which compares with $4.9 million in the second quarter of fiscal 2004. Free cash flow is calculated by taking cash flows from operating activities of $16.6 million, minus capital expenditures of $2.9 million. Free cash flow for the previous year is calculated by taking cash flows from operating activities of $7.6 million minus capital expenditures of $2.7 million.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

In the second quarter, the company’s overall gross margin was 56.5%, compared with last year’s 54.7%. The gross margin for the specialty products segment was 56.4% in the quarter, compared to 53.9% last year. The gross margin for the professional dental segment was 56.5%, compared to 55.4% in 2004. The improving gross margin is attributable to the impact of the facility rationalization efforts we made in Eastern Europe and Mexico last year, as well as more favorable foreign exchange rates.

As was mentioned last year, we have additional consolidation efforts underway related to our Demetron and Orascoptic facilities (editor’s note: Mr. Pitz misspoke – the announcement of the Demetron and Orascoptic facility consolidation was made in the Company’s press release dated January 24, 2005 announcing its financial results for the first quarter of fiscal 2005). These efforts are proceeding on schedule and we have negotiated terminations on the existing leases on both facilities and have secured a new facility for the consolidated operations. We incurred approximately $600,000 in costs related to this consolidation in the second quarter; $100,000 of that flowed through costs of good sold and the

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

remaining $500,000 flowed through SG&A. We continue to expect the consolidation to generate cost savings of approximately $500,000 annually when completed in the fourth quarter of fiscal 2005.

Our research and development expenditures were $3.4 million in the quarter, as compared to $3.1 million in the prior year period. Our SG&A expenses were 36.5% of sales this quarter, as compared to 33.9% in a prior year period. The increase in SG&A as a percentage of sales is attributable to the following items: impairment of our fractional ownership of an aircraft; the addition of Innova LifeSciences, which operates at a higher SG&A percentage; the expenses related to the Demetron and Orascoptic consolidation; costs related to the CFO transition, including recruiting expenses and the dual CFO salaries during the transition period; and increased expenses associated with evaluating M&A opportunities. The company indicated last quarter that we could possibly record a one million dollar charge related to the extension of the expiration date of Greg Waller’s options. The triggering event of this charge did not occur during the second quarter and we no longer expect that any such charge will be taken in the future.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

Our effective tax rate for the quarter was 32%, as compared to 33% in the second quarter of last year. The effective tax rate of 32% is based on current assumptions regarding income contributions from our various operations around the world. Should the income contributions from territories with higher tax rates exceed our expectations, then our effective tax rate could be higher than 32%.

Turning to the balance sheet, we paid down $14.5 million in debt during the quarter and at March 31, 2005 our total debt outstanding was $230.8 million. The average interest rate on our debt for the quarter was 7.85%. Our cash balance was $47.6 million at the end of the quarter. We continue to maintain a larger than normal cash balance at several of our foreign subsidiaries as we evaluate the impact of the American Job Creations Act of 2004, which allows for the repatriation of foreign earnings at favorable tax rates.

At the end of the quarter our capital structure stood at 39.2% debt and 60.8% equity, which compares to 50.1% debt and 49.9% equity at March 31, 2004. Taking into account our cash balance, our net debt was 33.9% of our capital structure at the end of the second quarter fiscal 2005.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

Our inventory days were 145 days in the second quarter. This is a decrease from the 149 days last quarter. We expect our inventory days to continue to decline as we work off inventory that was built ahead of the expiration of our contract with the union at our Romulus facility. Our DSOs in the quarter were 56.3 days, which is within our targeted range of 55 to 60 days. Once again, we have prepared two supplements for our first quarter results that illustrate our calculation of DSOs and inventory days. You can find these on the “Financial Reports” section of our investor relations Web site. The exact Web address is in yesterday’s press release.

We now have currency hedges in place through the third quarter of fiscal 2006. For fiscal year 2005, the remaining Japanese yen hedge coverage as of today has a notional amount of 300 million Japanese yen, with an average floor rate of 115 yen per dollar and an average ceiling rate of 107.3 yen per dollar. We also hedged the Japanese yen through the third quarter of fiscal year 2006 with a total notional amount of 420 million Japanese yen with an average floor rate of 105.4 yen per dollar and an average ceiling rate of 97 yen per dollar.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

For fiscal year 2005, the remaining euro hedge coverage as of today has a notional amount of 17.5 million euros with an average floor of $1.17 and an average ceiling rate of $1.22. We also hedged the euro through the third quarter of fiscal year 2006 with a notional amount of 27 million euros with an average floor rate $1.30 and an average ceiling rate of $1.35.

For fiscal year 2005, the remaining Australian dollar hedge coverage as of today has a notional amount of three million Australian dollars with an average floor rate of $0.67 and an average ceiling rate of $0.68. We also hedged the Australian dollar through the third quarter of fiscal year 2006 with a notional amount of 5.4 million Australian dollars with an average floor rate of $0.73 and an average ceiling rate of $0.76.

Thank you very much for your interest in Sybron Dental Specialties. I will now turn the call back to Floyd.

F. Pickrell	Thank you, Bernie. Now turning to our outlook for the third quarter of fiscal 2005, we expect revenue to range from $160 million to $165 million, and our diluted earnings per share to range from $0.44 to $0.48. We are also revising our full-year expectations; we now expect full-year revenue to range from $630 to $640 million, with internal sales growth at the high end of our historical 4% to 6% range and diluted earnings per share to range from $1.70 to $1.78.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

The year has largely proceeded according to our expectations so far; I’m particularly pleased with the innovation and productivity of our R&D efforts, which has produced products such as the Damon 3 bracket, Premise nanocomposite, MaxCem, and the Elements Obturation device over the past year. We believe we are still in the early stages of generating demand for these products and they will continue to pick up market share in their respective categories.

We also continue to have a solid pipeline of new products scheduled for launch in the second half of 2005. These products include a more powerful version of our industry-leading curing light. The next generation of our award-winning LED technology will cure activated material faster than our current LED lights, thereby increasing the efficiency for the dentist.

We also have an extension of our MaxCem product line. The self-adhesing, self-etching cement category is rapidly emerging as a timesaving approach to the crown and bridge process and we are being very aggressive in our efforts to take a leadership position in this area.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

We’re also going to be introducing a metal-only version of our Damon 3 bracket in the fourth quarter of 2005. We think this will appeal to doctors that like the improved slide mechanism on the Damon 3, but don’t necessarily like working with the polycarbonate material that provides its more aesthetic look. As we typically do with our major product launches, we’ll have a limited introduction in the fourth quarter to help seed the market and then have a broad launch in fiscal 2006.

Finally, we’ll be introducing the first self-ligating buccal tube specifically designed for the Damon system. This is part of our continuing efforts to leverage the Damon brand. The Damon buccal tubes allow for a much easier insertion of the arch wire, which helps reduce the amount of time a doctor has to spend with a patient. We think that these buccal tubes will not only appeal to current users of the Damon system, but also other doctors, simply because of the added convenience and efficiency that they provide, regardless of which bracket systems they are used with.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

We did a soft launch of the Damon buccal tubes in March by offering them to current Damon users by a limited supply. The response was tremendous and we immediately sold out of all initial units that we had produced. We will be launching the buccal tubes on a broad scale at the AAO convention this May, that’s the American Association of Orthodontic meeting. There are four buccal tubes used in a standard orthodontic treatment, so this should make a significant contribution to the growth of our overall Damon revenues.

Collectively, we believe our new product pipeline will help us maintain our strong momentum and we can continue to drive consistent growth in sales, earnings and cash flow.

Now that concludes our prepared remarks. We’d be happy to now answer questions, Barbara, if you would open it up please.

Moderator	We sure can. Our first question is from the line of Derek Leckow from Barrington Research. Please go ahead.

D. Leckow	Thank you. Congratulations on the strong internal momentum here in the quarter.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	Thank you, Derek.

D. Leckow	Could you guys help us out? We’re looking at all these what I would call “non-recurring items” and I’m having trouble figuring out what the actual bottom-line impact was. If you could help us by maybe analyzing the income statement a littlie bit without those costs and what the EPS number might have looked like, that would be helpful.

B. Pitz	Derek, we can go through the amounts of the charges in a little bit more detail. The Demetron closure had about a $600,000 impact, as we mentioned, $500,000 of that was in SG&A; the write-down of the aircraft was about $900,000; the CFO transition costs all-in were about $550,000; and then we had some M&A expenses increase over last year of about $200,000.

D. Leckow	Those last three items are what will appear on the SG&A line, right?

B. Pitz	That’s correct.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

D. Leckow	And then if we just tax affected that we should come up with a reasonable estimate for the EPS impact, which is about I guess $0.03 per share?

B. Pitz	Yes, that would be a good methodology to use. The other thing we mentioned was the impact of Innova and if you take the difference between the overall corporate SG&A rate percent of sale compared to the Innova it would be about a $1.3 million increase in SG&A.

D. Leckow	Okay, great. That’s helpful. Thank you.

B. Pitz	You’re welcome.

D. Leckow	The other question I had was regarding your spending; the R&D spending has gone up here and I wonder if you could talk specifically for them next year because you sound like you have a pretty full pipeline of new products already and it sounds like you’re working on some additional products. Can you give us a view as to what you’re looking for for internal growth going forward and do you think the 6% we’re going to see this year is going to be sustainable for a while?

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	Derek, that’s always the $64 question and our goal is to certainly drive towards the high end of our historical range towards 6%. As I sit here right now with all the things we have in hand, I think we feel pretty good that we’ll be able to sustain what’s happening us this year, certainly into next year.

In having said that, I think we’ll see improvement in the dental consumables sector, particularly as they introduce a new curing light that will mitigate some of the losses that we see year to year from the introduction of the LED back in 2003.

D. Leckow	As I look at your balance sheet also, you’re getting to a point where I think you’re kind of below your mandate for leverage, you’re at about I believe you said 33% net of cash. Would that indicate that you would be more aggressive with regard to acquisitions or share repurchases I guess going forward?

F. Pickrell	I’ll let Bernie comment on that as well, but I just want to say that certainly, as I indicated I think in our last call, we have actually assigned somebody a full-time responsibility to look at M&A opportunities for us, so it’s our intention to be more active in that arena, resulting largely from the improvement in our balance sheet since we spun back in 2000.

Beyond that, Bernie, do you want to comment on uses of cash if we can’t use it for acquisitions?

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

B. Pitz	Sure. Derek, as Floyd mentioned, our top priority continues to be value creative acquisitions and we want to maintain the balance sheet strength and flexibility and consider a wide range of possibilities. Over the longer term we will certainly consider both dividends and share repurchases, but we feel that we have a good formula for generating profitable growth through acquisitions and that is the best use of our capital at this time. We don’t have a targeted capital structure other than deciding to maintain our financial flexibility, so there’s not a….

D. Leckow	So there’s really not a target that you have in mind for…?

B. Pitz	No, there is no specific debt percent that we’re targeting.

D. Leckow	Okay. Thanks, guys. Congratulations.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	Thank you, Derek.

B. Pitz	You’re welcome. Thank you.

Moderator	The next question is from the line of Suey Wong from Robert W Baird. Please go ahead.

S. Wong	Thank you. Could you please talk about your German business? There have been some challenges for the industry here and I just want to get a sense of how you’re doing in Germany and also your outlook for the market.

F. Pickrell	I’m going to let Bernie make some comments as well about that because obviously we’ve been looking at Germany and it’s not a pretty sight. But for our business Germany represents a very small piece of our revenues and our sales in Germany for this past quarter were down about 3%. I’ll let Bernie comment on the broader scale about Germany.

B. Pitz	Sure. Only about 5% of our total sales are in Germany, and as Floyd mentioned, the decrease from the same quarter prior year was approximately 3%. We don’t expect this issue to significantly affect overall sales performance going forward.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

S. Wong	What do you see the German market going right now and what is your outlook for let’s say the whole year?

F. Pickrell	Well I think, Suey, that the thing we can get the best handle on for that marketplace is in our orthodontic segment. The market was down about in low to mid-double-digit, you know 13% to 14% so far this year, and our business is not down that much in Germany, but certainly the market has been impacted by the reimbursement changes. My suspicion is that the consumable side of the business is seeing the same kind of reductions.

I think what has been most impacted has been the lab side of the business, because that’s where most of the dollars are spent and I think that’s where they’re targeting. Again, we don’t play significantly there but that’s sort of our view of the German market right now.

S. Wong	When you say you guys are down roughly 3%, is that spread evenly across both Kerr and Ormco or are you seeing more impacts in one than the other?

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	No, actually it’s pretty even.

S. Wong	Okay. Good. Let’s jump over to the Damon here. You guys have certainly done a nice job with Damon 3. Is there any way of quantifying how much of the business is new customers versus customers that you would have already had?

F. Pickrell	Yes, we could do that, Suey, but I don’t want to really – that’s just too much competitive information; we’re just not going to comment on that.

S. Wong	Okay. And then lastly here, the new pipeline has certainly been a nice contributor to your performance here; roughly what percentage of your sales are coming from new products now and what do you see the mix being, say a year or two down the road?

F. Pickrell	New products now introduced last year or in the last…?

S. Wong	Yes, in the last couple of years we’ll say.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	Yes, Greg just mentioned if we take a look at the products introduced over the last three years it represents about 10% of our revenues.

S. Wong	That percentage perhaps could grow here with the pipeline that you have now?

F. Pickrell	We would certainly like to think that could happen.

S. Wong	Okay, good. Thank you and congratulations on the quarter.

F. Pickrell	Thank you very much, Suey.

S. Wong	Thanks.

Moderator	The next question is from the line of Dax Vlassis from Gates Capital Management. Please go ahead.

D. Vlassis	My question has been answered. Thank you.

F. Pickrell	Thank you, Dax.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

Moderator	Great. I will move on to the line of Daniel Owczarski from Belmont Harbor Capital. Please go ahead.

D. Owczarski	Yes, thanks. Good afternoon. Thanks for taking my call. On the last call you talked about a price increase maybe 2.5% to 3% and I wasn’t sure if you had done that yet or if that was still the end of discussion phase. Could you comment on pricing?

B. Pitz	Yes, the overall impact of price increases was approximately 2%.

D. Owczarski	Okay, so you did take that price increase then?

B. Pitz	Yes.

D. Owczarski	Okay. And then, Floyd, you had talked early on in your prepared comments about the Damon 3 and I think it was either opportunities for improvement or certain challenges and then right at the end you had talked about the buccal tubes. Could you just go over that again, if you were addressing your earlier comments with your later comments?

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pickrell	Sure, basically the Damon 3 has just recently been introduced on a broad scale, within the last year obviously. As we get experience in the marketplace we get a lot of feedback from customers as to how we could improve it. I guess what I was trying to communicate was that we do listen to our customers and where there are improvement opportunities we obviously address those on a go-forward basis, so we think we can make the product better.

A by-product of that, quite frankly, is the fact that the Damon 3 has been so successful a lot of doctors want it in metal and we’re going to bring it out in metal.

The buccal tubes are basically the tubes that are used in the molars and what we’re now using is conventional buccal tubes and we’re introducing buccal tubes that have the same self-ligating feature, as do the Damon appliances. So we think that’s going to be very well received.

D. Owczarski	Okay, is that what had got sold out right away?

F. Pickrell	Yes.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

D. Owczarski	Okay. Then I had in my notes for the charge for the facility consolidation of around $900,000 for this quarter and I guess it came in maybe at $600,000; is that just a reduction or do those costs get pushed out?

F. Pickrell	I’m going to ask Greg to comment on that. Greg.

G. Waller	Yes, hi, Dan. This is Greg Waller. We had said in last quarter’s press release it would be $979,000 and the quarter was approximately $600,000 this quarter. We are not anticipating that the charge will be less than the $1.4 million charge that we had indicated last quarter; it will just be spread out in the future quarters. That is our current estimate at this point in time.

D. Owczarski	Okay, so the next quarter, does that tie out to what you had talked about in the last press release or does that go up?

G. Waller	We think it will go up slightly, yes.

D. Owczarski	Okay. And then just one last detailed question, what the other income of the $700,000 was.

B. Pitz	Included in there was gain on the sale of a facility in Mexico.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

D. Owczarski	Okay, great. Thanks.

F. Pickrell	Thank you.

Moderator	Our next question is from the line of Frank Pinkerton of Bank of America Securities. Please go ahead.

F. Pinkerton	Hi. Floyd, can you just remind me on the Innova product side what the sale expansion goal is there, how many reps you want to add?

F. Pickrell	Yes, when we bought the business we had 13 reps; we lost three right away. We have added ten back, we are currently at 20 and it’s our goal between now and the end of the year, I believe we’re going to add either four or five more reps this year.

F. Pinkerton	And is that a sense where over the next say five years that is going to be a constant area of growth for you in adding reps to expand that product?

F. Pickrell	I think that’s fair to say, yes.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pinkerton	From a standpoint on the Innova side, I also know you guys were looking at a little more R&D there, product expansion; is that still ongoing and when can we expect maybe some new products coming out of that company?

F. Pickrell	Yes, we are looking at opportunities to broaden our offering in the implant area and hopefully that’s something I can talk about here in the next couple of quarters, but I’m not at liberty to talk about it right now.

F. Pinkerton	Okay, and then I guess finally, on the implant side, Suey had talked about Germany earlier, was that a sense where what’s Innova’s kind of at least sales in that market and was that something where you saw weakness on the implant side?

F. Pickrell	You know, it’s one of the few times in the world where it’s nice not to have a major foothold in the marketplace. They have very little in the way of sales in Germany, so we’re not feeling any impact there with our implant business, unlike our general dental business and our orthodontic business, where we have a significant footprint. So it really hasn’t had any impact at this point in time and represents opportunity for us.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

F. Pinkerton	Okay, great. And I guess just to clarify, shifting gears here a little bit, you had talked about adding someone in M&A and that M&A was also an extra $200,000 in expenses. The $200,000 that you’re speaking of, is that kind of missed opportunities for diligence and other things or is that simply the addition of the salary and maybe some ancillary expenses around that one employee?

F. Pickrell	I’ll tell you, if it was that kind of salary I would be after that job. No, we are becoming more active in the M&A activity and as a consequence we are spending more up front money that may not be capitalized if a deal doesn’t become successful, so that’s what you’re seeing.

F. Pinkerton	Okay, and then I guess finally, on the Damon bracket side, just walk through with me you guys had a clear advantage in the market; while probably not fully up to speed there are competitors out there starting to introduce other products. What are you seeing in terms of the other products being launched and what is that doing for your Damon line? Thanks.

F. Pickrell	Certainly. Well first of all it’s not that products are starting to be introduced; every major competitor has had for some time now a product

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

to compete with the Damon system and I really don’t have any visibility to what their success rate is, but once again, I think it’s just more than anything else substantiated this method of treatment in the mind of our customers and if anything caused the whole market for self-ligation to grow. We’ve seen no slowdown at all in our Damon system, Damon conversions, and quite frankly we see nothing on the horizon. We still believe that the penetration to that space compared to the total market is very low and I think our User conference, where we had almost three times as many attendees this year over the previous year, it’s our fourth conference, is just a testimonial to that fact.

F. Pinkerton	Great. Thanks.

F. Pickrell	You’re welcome.

Moderator	Our next question is from the line of Martin Garand from Tal Global Asset Management. Please go ahead.

M. Garand	Hi. You reported sales of $165 million and $0.47 in EPS, but excluding all the one-time, you mentioned that the real EPS number might be closer to $0.50. I’m just trying to reconcile this with the third quarter outlook,

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

$160 million to $165 million and $0.44 to $0.48; it looks like the $0.48 might be a little bit conservative. I don’t know if you could expand a little bit on this topic?

B. Pitz	Sure. We have some unfavorable manufacturing variances that were capitalized, largely in January and February, and those variances will be recognized as we sell that inventory in Q3, so we have that coming at us. And also, we expect to have increasing costs associated with Sarbanes-Oxley compliance in the third and fourth quarter.

M. Garand	Okay. Thank you.

B. Pitz	You’re welcome.

Moderator	A question from the line of Scott Whalen from TCW. Please go ahead.

S. Whalen	Hey, guys, congratulations on the quarter.

F. Pickrell	Thank you very much.

S. Whalen	I just had a quick question about your revolver, what the utilization is.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

G. Waller	We have $150 million revolver and about the only thing we have on there is what’s left of the Innova acquisition. I think we’ve paid off what – about $30 million of the Innova acquisition so far. So we have anywhere from about $10 million to $15 million left on the revolver. So we have, obviously with a $150 million revolver we have a tremendous amount of dried powder there and the ability to raise it substantially over that if we needed to, so liquidity is not an issue for us at all.

S. Whalen	Okay, great. Thanks.

Moderator	We have no further questions in queue. Please continue.

F. Pickrell	Okay, thank you, Barbara. Before concluding today I would like to express my gratitude and appreciation to Greg Waller for all the great work he has done to help build Sybron Dental Specialties into one of the leading companies in this dental field. He has been extremely helpful in facilitating the transition to Bernie and I am very pleased that he is going to remain involved with the Company in an advisory capacity over the next year. Greg, from all of us at Sybron, we wish you a happy retirement and an endless supply of Mulligans, although we’re not going to buy your balls, okay.

SYBRON DENTAL SPECIALTIES

Host: Floyd Pickrell

April 26, 2005/10:00 a.m. PDT

I want to thank everyone for their interest in Sybron Dental Specialties. We have been very pleased with the second quarter and remain bullish for the balance of the year and look forward with talking with you again at the conclusion of Q3. Thank you very much.

Moderator	Ladies and gentlemen, this conference is available for replay. It begins today at 1:30 p.m. pacific time through April 29th at midnight. To access the AT&T Executive Replay service dial 1-800-475-6701 with the access code 776180. International participants may call 320-365-3844 and the access code is 776180.

That concludes your conference for today. Thank you for your participation and for using AT&T Executive TeleConference.